                                                        EXHIBIT 1
                                                        ---------

                        CSW CREDIT, INC.
                          BALANCE SHEET
                       SEPTEMBER 30, 1995
                           (thousands)
                            UNAUDITED


                             ASSETS
                             -------


Accounts receivable-affiliated                           $468,122
Accounts receivable-non-affiliated                        406,114
Less:  Allowance for doubtful accounts                      7,155
                                                         --------
                                                          867,081

Cash and temporary cash investments                           151
Other assets                                                5,217
                                                         --------
                                                         $872,449
                                                         ========



              LIABILITIES AND STOCKHOLDER'S EQUITY
              ------------------------------------


Short-term debt                                          $785,500
Deferred credit                                            17,690
Other liabilities                                          12,878
Unearned revenues                                           2,331


Stockholder's equity
  Common stock, no par; authorized
    1,000 shares; issued and
    outstanding 248 shares                                      1
  Paid-in capital                                          54,049
                                                         --------
                                                         $872,449
                                                         ========


         The accompanying notes to financial statements are an integral part of these statements.

                        CSW CREDIT, INC.
                      STATEMENTS OF INCOME
             FOR THE PERIOD ENDED SEPTEMBER 30, 1995
                           (thousands)
                            UNAUDITED


                      Three Months Ended         Twelve MonthsEnded
                  --------------------------  --------------------------
                         1995         1994          1995        1994
                  ------------ -------------  ------------ -------------
REVENUES               $21,270       $18,939       $69,290       $56,183
                        ------       -------       -------       -------
OPERATING EXPENSES
  Interest              11,790        10,462        39,304        27,898
  Provision for
    bad debts            3,858         2,874        11,222         9,190
  Credit line fees         349           419         1,493         1,782
  General and
    administrative       1,739         2,189         6,156         7,106
                        ------       -------       -------       -------
                        17,736        15,944        58,175        45,976
                        ------       -------       -------       -------

INCOME BEFORE TAXES      3,534         2,995        11,115        10,207
                        ------       -------       -------       -------

FEDERAL INCOME TAXES
  Current                1,330         1,284        (1,944)        3,831
  Deferred                 547          (766)        6,376        (1,437)
                        ------       -------       -------       -------
                         1,877           518         4,432         2,394
                        ------       -------       -------       -------
NET INCOME             $ 1,657       $ 2,477       $ 6,683       $ 7,813
                        ======       =======       =======       =======

         The accompanying notes to financial statements are an integral part of these statements.

                        CSW CREDIT, INC.
                  NOTES TO FINANCIAL STATEMENTS
                       SEPTEMBER 30, 1995
                            UNAUDITED

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      CSW Credit, Inc. (Company) is a wholly owned subsidiary of Central and South West Corporation (CSW), and purchases, without recourse, the accounts receivable of CSW's operating subsidiary companies and non-affiliated companies. The more significant accounting policies are summarized below:

      Revenue Recognition-

      Revenues are generally recorded for the difference between the face amount of the receivables purchased and the purchase price.

      Allowance for Doubtful Accounts-

      The Company maintains an allowance for doubtful accounts at a level which reflects the amount of receivables not reasonably expected to be collected. The allowance is determined principally on the basis of collection experience. Receivables are charged off when they are determined to be uncollectable.

      Federal Income Taxes-

      The  Company, together with affiliated companies,  files  a
consolidated  Federal  income tax  return.   Federal  income  tax
expense resulted in an effective rate of 40% for the twelve months ended September 30, 1995.

      Deferred income taxes resulted from the differences between tax  deductions  for  bad  debts  and  those  expensed  for  book
purposes.   The Internal Revenue Code provides for tax deductions
for bad debts when they are charged off.

      Related Party Transactions-

      The  Company is managed by Central and South West Services,
Inc. (CSWS), a wholly owned subsidiary of CSW. CSWS provides administrative services to the Company and is reimbursed for the cost of such services.

(2)  REGULATION

      The Company is subject to regulation by the SEC under the Public Utility Holding Company Act of 1935, as amended. The SEC has approved the Company's method of calculating the discount associated with the purchase of CSW subsidiary companies' accounts receivable.

(3)  SHORT-TERM FINANCING

      The Company issues commercial paper that is secured by the assignment of its receivables. The weighted average interest rate for the twelve months ended September 30, 1995, was 5.9%. At September 30, 1995, the Company had a revolving credit agreement aggregating $950 million to back up its commercial paper program.

(4)  Houston Lighting & Power Company (HLP)-

      The Company is currently subject to a Securities and Exchange Commission (SEC) restriction (50% Restriction) such that the average amount of non-affiliated receivables is less than the average amount of affiliated receivables outstanding as of the end of each calendar month during the preceding 12 month period.

      The Company has complied with the 50% Restriction since the purchase of HLP receivables and has received SEC authority to sell a sufficient amount of HLP receivables acquired by the Company from HLP to unrelated third parties so that the Company remains in compliance with the 50% Restriction.